Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Superior Bancorp of our report dated March 16, 2007, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Superior Bancorp for the year ended December 31, 2007.
/s/ Carr, Riggs & Ingram, LLC
Dothan, Alabama
January 21, 2009